Exhibit 99.1

Jernigan Capital Announces $0.89 Earnings Per Share and

$0.99 Adjusted Earnings Per Share For Second Quarter; Increases Annual Guidance

MEMPHIS, Tennessee, August 2, 2016 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP) today announced results for the quarter ended June 30, 2016, updated annual earnings guidance, and issued earnings guidance for the third quarter. Key highlights for the quarter include:

▪	Earnings per share of $0.89 and adjusted earnings per share of $0.99, reflecting significant increases over first quarter 2016;

▪	Book value per share increased $0.74, or 4.5%, to $17.04 at June 30, 2016; and

▪	Increased full-year 2016 earnings per share and adjusted earnings per share guidance by an average of 140% and 95%, respectively; issued earnings per share and adjusted earnings per share guidance of $0.40 - $0.49 and $0.44 - $0.52, respectively for three months ending September 30, 2016.

“The second quarter was a quarter of firsts for the Company,” commented Dean Jernigan, Chairman and Chief Executive Officer of Jernigan Capital, Inc. “This was the first quarter since our April 2015 IPO that total income exceeded our overhead, we issued our first group of A notes and our first wave of self-storage developments opened their doors and quickly exceeded lease-up projections. With the recently-announced investment commitment by Highland Capital Management and additional A note sales since quarter-end, we have substantial capital to take full advantage of what is proving to be a phenomenal opportunity to invest in new state-of-the-art self-storage projects.”

John Good, President and Chief Operating Officer of the Company added: “We are very pleased with our second quarter results, which are a reflection of the discipline, dedication and perseverance of our JCAP team. We have maintained a $600 million pipeline over the past several quarters, added to our growing developer base, sourced over $150 million of additional on-balance sheet capital and efficiently and effectively processed and serviced our portfolio, all without adding to our general and administrative burden. Our scheduled investment closings are expected to result in the full commitment to the Heitman joint venture by the end of August, providing us with a clear path to accelerating our on-balance sheet investment activities. We are excited about aggressively working our investment pipeline in the coming months to significantly increase our portfolio of high-return self-storage investments over the balance of the year.”

Financial Highlights

Net income for the three months ended June 30, 2016 was $5.4 million, or $0.89 per share, and adjusted earnings for the three months ended June 30, 2016 was $6.0 million, or $0.99 per share, an increase of $4.3 million (382%) and $2.6 million (77%), respectively, over the net income and adjusted earnings for the first quarter of 2016. Included in net income and adjusted earnings was $5.5 million of increase in fair value of investments. Net income included $304,000 of non-recurring expenses.

Net income for the six months ended June 30, 2016 was $6.5 million, or $1.07 per share, and adjusted earnings for the six months ended June 30, 2016 was $9.4 million, or $1.54 per share, an increase of $7.2 million and $9.8 million, respectively, over the net loss per share and adjusted loss per share for the six months ended June 30, 2015. Included in net income and adjusted earnings was $9.3 million of increase in fair value of investments. Net income included $2.4 million of non-recurring expenses.

The Company reported interest income of approximately $1.5 million for the second quarter, an increase of approximately $0.4 million, or 34.1%, over interest income for the first quarter. Approximately $0.2 million of the quarterly increase is attributed to $0.1 million of accelerated origination fee accretion and $0.1 million of prepayment fee income received in conjunction with the repayment of an operating property loan during the three months ended June 30, 2016. The remaining increase is primarily attributed to the increase in the outstanding principal balances on our investment portfolio and other assets.

The Company reported $0.4 million of income from its unconsolidated real estate venture (the Heitman joint venture) for the three months ended June 30, 2016, including $0.2 million from unrealized appreciation in fair value of investments recorded by the real estate venture.

General and administrative expenses for the three months ended June 30, 2016 remained stable at $1.7 million. General and administrative expenses for the three month periods ended June 30, 2016, March 31, 2016 and June 30, 2015 were as follows:

	Three months ended (dollars in thousands)
	June 30, 2016	March 31, 2016	June 30, 2015
Compensation and benefits	$837	$766	$226
Occupancy	77	112	51
Business development	107	113	184
Professional fees	188	210	73
Management fees to Manager	402	414	409
Other	126	103	106
Total general and administrative expenses	$1,737	$1,718	$1,049

Compensation and benefits included $312,000, $175,000, and $34,000 of stock-based compensation, which is a non-cash expense, for the three months ended June 30, 2016, March 31, 2016, and June 30, 2015, respectively.

Transaction expenses of $175,000 incurred during the second quarter consist of non-recurring costs incurred in conjunction with the negotiation and due diligence in connection with the proposed credit facility, the negotiation of which the Company terminated in early May. Transaction expenses for the six-month period ended June 30, 2016 include $1.7 million of non-recurring transaction expenses related to the Company’s real estate venture and $0.4 million of costs related to the terminated credit facility.

The Company recorded deferred termination fees of $0.1 million for the three months ended June 30, 2016 and $0.2 million for each of the three month periods ended March 31, 2016 and June 30, 2015. On May 23, 2016, the Company’s board of directors approved an amendment to the management agreement eliminating the termination fee at the end of the term of the management agreement agreeing instead to require an internalization transaction; therefore, no further termination fees will be accrued in the future.

Annual Earnings Guidance Update and Second Quarter Guidance

The following table reflects updated earnings per share and adjusted earnings per share guidance for the third quarter ending September 30, 2016, and updated guidance for the full 2016 calendar year. Such guidance is based on management's current and expected views of company investment activity (including fair value appreciation), the self-storage market, and overall economic conditions.  Adjusted earnings is a measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income plus stock-based compensation expense, transaction and other expenses, deferred termination fee to manager, and restructuring costs.

	Dollars in thousands, except share and per share data
	Three months ending September 30, 2016		Year ending December 31, 2016
	Low	High	Low	High
Interest and JV revenue (1)	$1,700	$1,800	$7,000	$7,400
G&A expenses	(1,850)	(1,750)	(7,400)	(7,100)
Interest expense	(175)	(150)	(475)	(425)
Transaction and other expenses	-	-	(2,127)	(2,127)
Other	-	-	(293)	(293)
Change in fair value of investments (2)	2,700	3,000	15,000	16,000
Net income	2,375	2,900	11,705	13,455
Add: stock based compensation	250	225	950	900
Add: restructuring charges	-	-	54	54
Add: deferred termination fee to Manager	-	-	239	239
Add: transaction and other expenses	-	-	2,127	2,127
Adjusted earnings	$2,625	$3,125	$15,075	$16,775

Earnings per share	$0.40	$0.49	$1.93	$2.23
Adjusted earnings per share	$0.44	$0.52	$2.50	$2.78
Average shares outstanding	5,963,762	5,963,762	5,963,762	5,963,762
Preferred stock dividends	$-	$-	$175	$175

(1)	Includes $0.5 million (low) and $0.3 million (high) of earnings from the unconsolidated real estate venture for the year ended December 31, 2016 from unrealized appreciation in fair value of investments recorded by the real estate venture. No such unrealized appreciation is included in the amounts for the three months ended September 30, 2016.
(2)	Excludes any unrealized appreciation from investments from our investment in the unconsolidated real estate venture.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Wednesday, August 3, 2016 at 11:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The archive of the webcast will be available on the Company’s website until August 17, 2016.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-888-632-3382

International: 1-785-424-1677

Passcode: JCAPQ216

Conference Call Playback:

Domestic: 1-800-695-1564

International: 1-402-530-9025

The playback can be accessed until midnight Eastern Time on August 17, 2016.

About Jernigan Capital, Inc.

Jernigan Capital, Inc. is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners, and operators of self-storage facilities. Our mission is to be the preeminent capital partner for self-storage entrepreneurs nationwide by offering creative solutions through an experienced team demonstrating the highest levels of integrity, dedication, excellence and community, while maximizing shareholder value. The Jernigan Capital team has extensive experience in over 100 U.S. markets—from acquiring and managing self-storage properties to new self-storage development—providing JCAP with knowledge unmatched by any lender, broker or advisor to the sector. Jernigan Capital is the only source of construction and development capital focused solely on the self-storage sector.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding our future performance, our third quarter 2016 earnings guidance and full year 2016 updated earnings guidance, including related key assumptions, future profits from investments, our anticipated loan closings, our access to capital and our ability to fund our existing loan commitments. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and our other filings with the SEC from time to time, which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income plus stock-based compensation expense, transaction and other expenses, deferred termination fee to manager, and restructuring costs. Management uses Adjusted Earnings and Adjusted Earnings per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various non-cash and non-recurring items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies.  Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net Income and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Contact:

Jernigan Capital, Inc.

John A. Good – (901) 567-9517

JERNIGAN CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets:
Cash and cash equivalents	$15,024	$43,859
Development property investments at fair value	65,002	40,222
Operating property loans at fair value	15,035	19,600
Investment in and advances to real estate venture	9,127	—
Prepaid expenses and other assets	5,816	1,485
Fixed assets, net	229	261
Total assets	$110,233	$105,427

Liabilities:
Senior loan participations	$5,049	$—
Due to Manager	636	698
Accounts payable, accrued expenses and other liabilities	833	808
Dividends payable	2,087	2,157
Total liabilities	8,605	3,663

Equity:
Jernigan Capital, Inc. stockholders’ equity:
Preferred stock	—	—
Common stock	60	62
Additional paid-in capital	108,674	110,634
Accumulated deficit	(7,106)	(9,396)
Total Jernigan Capital, Inc. stockholders' equity	101,628	101,300
Non-controlling interests	—	464
Total equity	101,628	101,764
Total liabilities and equity	$110,233	$105,427

JERNIGAN CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three months ended			Six months ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues:
Interest income from investments	$1,533	$1,143	$157	$2,676	$157
Total investment income	1,533	1,143	157	2,676	157

Costs and expenses:
General and administrative expenses	1,335	1,304	640	2,639	787
Management fees to Manager	402	414	409	816	409
Interest expense	38	-	-	38	-
Transaction and other expenses	175	1,952	150	2,127	150
Restructuring costs	47	7	-	54	-
Deferred termination fee to Manager	82	157	150	239	150
Total costs and expenses	$2,079	$3,834	$1,349	$5,913	$1,496

Operating loss	$(546)	$(2,691)	$(1,192)	$(3,237)	$(1,339)

Other income:
Equity in earnings from unconsolidated real estate venture	418	-	-	418	-
Change in fair value of investments	5,527	3,791	571	9,318	571
Other interest income	13	22	63	35	63
Total other income	$5,958	$3,813	$634	$9,771	$634
Net income (loss)	$5,412	$1,122	$(558)	$6,534	$(705)

Basic earnings (loss) per share attributable to common stockholders	$0.89	$0.18	$(0.10)	$1.07	$(0.25)
Diluted earnings (loss) per share attributable to common stockholders	$0.89	$0.18	$(0.10)	$1.07	$(0.25)

Weighted average shares of common stock outstanding - basic	5,948,555	6,000,000	5,934,066	5,974,277	2,983,425
Weighted average shares of common stock outstanding - diluted(1)	5,948,555	6,000,000	5,934,066	5,974,277	2,983,425

Dividends declared per share of common stock	$0.35	$0.35	$0.35	$0.70	$0.35

(1) For all periods presented, potentially dilutive securities are not included in the diluted earnings per share calculation as they are not dilutive.

JERNIGAN CAPITAL, INC.

CALCULATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Three months ended
	June 30, 2016	March 31, 2016	June 30, 2015
Net income (loss)	$5,412	$1,122	$(558)
Plus: stock-based compensation	312	175	34
Plus: transaction and other expenses	175	1,952	150
Plus: deferred termination fee to Manager	82	157	150
Plus: restructuring costs	47	7	-
Adjusted Earnings (Loss)	$6,028	$3,413	$(224)

Adjusted Earnings (Loss) per share attributable to common stockholders	$0.99	$0.55	$(0.04)

Weighted average shares of common stock outstanding - diluted (1)	5,948,555	6,000,000	5,934,066

(1) For the three months ended June 30, 2016, March 31, 2016 and June 30, 2015, potentially dilutive securities are not included in the diluted Adjusted Earnings per share calculation as they are not dilutive.

	Six months ended
	June 30, 2016	June 30, 2015
Net income (loss)	$6,534	$(705)
Plus: stock-based compensation	487	34
Plus: transaction and other expenses	2,127	150
Plus: deferred termination fee to Manager	239	150
Plus: restructuring costs	54	-
Adjusted Earnings (Loss)	$9,441	$(371)

Adjusted Earnings (Loss) per share attributable to common stockholders	$1.54	$(0.12)

Weighted average shares of common stock outstanding - diluted (1)	5,974,277	2,983,425

(1) For both the six months ended June 30, 2016 and June 30, 2015, potentially dilutive securities are not included in the diluted Adjusted Earnings per share calculation as they are not dilutive.

JERNIGAN CAPITAL, INC.

2016 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Three months ending September 30, 2016
	Low	High

Net Income	$2,375	$2,900
Plus: stock-based compensation	250	225
Plus: transaction and other expenses	-	-
Adjusted Earnings	$2,625	$3,125

Net Income per weighted average share	$0.40	$0.49
Adjusted Earnings per weighted average share	$0.44	$0.52

Weighted average shares of common stock outstanding	5,963,762	5,963,762
Preferred stock dividends	$-	$-

	Year ending December 31, 2016
	Low	High

Net Income	$11,705	$13,455
Plus: stock-based compensation	950	900
Plus: restructuring charges	54	54
Plus: deferred termination fee to Manager	239	239
Plus: transaction and other expenses	2,127	2,127
Adjusted Earnings	$15,075	$16,775

Net Income per weighted average share	$1.93	$2.23
Adjusted Earnings per weighted average share	$2.50	$2.78

Weighted average shares of common stock outstanding	5,963,762	5,963,762
Preferred stock dividends	$175	$175